Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), by and among COMFORCE CORPORATION, a Delaware corporation (“COMFORCE”), COMFORCE OPERATING, INC., a Delaware corporation wholly owned by COMFORCE (“COI” and, together with COMFORCE and any of its other subsidiaries that are directly or indirectly 80% or more owned by COMFORCE, collectively, “Employer”), and JOHN C. FANNING, a resident of the State of Florida (“Employee”), executed on August 7, 2006 and effective as of the 1st day of August, 2006 (the “Effective Date”).

RECITALS:

A. The parties to this Agreement entered into that certain Employment Agreement dated January 1, 1999, as amended, under which Employee provided services to and on behalf of Employer as an employee of Employer. The parties amended such agreement from time to time and now desire to amend and restate Employee’s employment agreement in order to incorporate all prior amendments thereto and to make certain other amendments to Employee’s employment agreement with Employer in accordance with the terms and conditions provided for in this Agreement; and

B. Employer wishes to continue to employ Employee, and Employee is willing to continue employment with Employer, on and after the Effective Date on the terms and conditions provided for in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual obligations of the parties contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties hereto agree as follows:

1. Employment of Employee. Employer continues to employ Employee, and Employee continues to accept employment by Employer, during the Term (as defined in Section 2 of this Agreement), for the consideration and on the terms and conditions provided in this Agreement. Employee shall be employed during the Term in such capacity or capacities, and perform such duties, as may be determined from time to time by each Employer’s Board of Directors. COMFORCE, COI and/or any subsidiary shall allocate between each other the uses of Employee and Employee costs under this Agreement. Subject to the foregoing powers of the Board of Directors of Employer, Employee shall maintain the title and position of “Chairman of the Board & Chief Executive Officer” of Employer.

Employee shall have full authority and responsibility to undertake and carry out the functions and activities of the above-named position in all respects, subject only to directions of, and policies established and communicated to Employee from time to time by, the Board of Directors.

2. Effective Date: Term. This Agreement shall commence and be effective for all purposes as of the Effective Date and shall remain in effect, unless earlier terminated as provided in Section 7 of this Agreement, until December 31, 2008 (the “Initial Termination Date”), which date shall be extended to the immediately succeeding December 31 unless, no less than sixty (60) days prior to the Initial Termination Date or any subsequent extension thereof, either party has given the other written notice of termination of this Agreement. For purposes of this Agreement, the period during which Employee is employed by Employer pursuant to this Agreement is called the “Term.”

3. Employee’s Duties and Restrictions.

(a) Duties. During the Term, Employee shall: (i) devote his full working time and attention to the business and affairs of Employer and to the performance of his duties under this Agreement; (ii) serve Employer faithfully and to the best of his ability, and use his best efforts to promote the interests of Employer; and (iii) follow and implement the policies and directions of the Board of Directors. Notwithstanding the above, nothing contained in this Section 3 shall be deemed to prevent Employee from engaging in activities relating to: (A) the making of investments for his own account or for the account of others; (B) investment banking, venture capital and finance activities; (C) serving as a member of the board of directors of other corporations; or (D) engaging in charitable or public service activities; provided, however, that such investments, services and activities do not interfere or conflict with Employee’s performance of his duties under this Agreement.

(b) Restrictions. During the Term, Employee shall not engage, either directly or indirectly, on Employee’s own account or as an agent, stockholder, owner, employee, employer or otherwise, in a business which is the same as or substantially similar to that of Employer or its subsidiaries, parent or affiliates (collectively the “Group”) within the United States or any country in which the Group conducts any business. Notwithstanding the foregoing, Employee may, during the period in which this paragraph is in effect, own stock or other interests in corporations or other entities that engage in businesses the same or substantially similar to those engaged in by the Group; provided, however, that Employee does not, directly or indirectly (including without limitation as the result of ownership or control of another corporation or other entity), individually or as part of a group (as that term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder): (i) control or have the ability to control the corporation or other entity; (ii) provide to the corporation or entity, whether as an employee, consultant or otherwise, advice or consultation; (iii) provide to the corporation or entity any confidential or proprietary information regarding the Group or its businesses or regarding the conduct of businesses similar to those of the Group; (iv) hold or have the right by contract or arrangement or understanding with other parties to hold a position on the board of directors or other governing body of the corporation or entity or have the right by contract or arrangement or understanding with other parties to elect one or more persons to any such position; (v) hold a position as an officer of the corporation or entity; (vi) have the purpose to change or influence the control of the corporation or entity (other than solely by the voting of his shares or ownership interest); or (vii) have a business or other relationship, by contract or otherwise, with the corporation or entity other than as a passive investor in it; provided, however, that Employee may vote his shares or ownership interest in such manner as he chooses provided that such action does not otherwise violate the prohibitions set forth in this sentence.

4. Employee’s Compensation.

(a) Base Salary.

(i) As Employee’s base compensation for all services to be performed under this Agreement for the period commencing August 1, 2006 and ending March 31, 2007, Employer shall pay Employee a salary (“Base Salary”) at the per annum rate of Five Hundred Thousand Dollars ($500,000), payable in accordance with Employer’s payroll practices for its officers.

(ii) Thereafter, Employee’s Base Salary will increase annually during the Term on each April 1st, by the greater of (A) seven percent (7%) or (B) the percentage increase in the Price Index (as defined below) for the most recently available month at the time of each such increase over the Price Index reported for the same month one year prior (such percentage increase calculated pursuant to this Section 4(a) is referred to in this Agreement as the “CPI Increase”).

(iii) The Base Salary may also be increased from time to time at the discretion of the Board of Directors or any committee thereof having authority over Employee’s compensation to account for material changes of circumstances of Employer or of the responsibilities of Employee, and may be increased by the Board of Directors or such committee from time to time in its discretion for any other reason whatsoever.

For purposes of this Agreement, “Price Index” shall mean the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index U.S. City Averages, all Urban Consumers, All Items, 1982-84 = 100. If the manner in which the Price Index as determined by the Department of Labor shall be substantially revised, or if the 1982-84 average shall no longer be used as an index of 100, an adjustment shall be made in such revised index so that the number used shall be that which would have been obtained if the Price Index had not been so revised or if said average was still in use. If the Price Index shall become unavailable for any reason whatsoever, the parties will substitute therefor a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by another governmental agency or, if no such index shall then be available, a comparable index published by a major bank or other financial institution.

(b) Reimbursement of Expenses.

(i) During the Term, Employee shall incur ordinary and necessary business expenses in connection with the performance of his duties under this Agreement. Employer shall pay or reimburse Employee, no later than two and one-half (2.5) months after the calendar year the expenses incurred, in the amount of all such expenses upon Employee’s presentation of itemized vouchers or other evidence of those expenditures in accordance with Employer’s policies and procedures.

(ii) In addition, Employer shall pay Employee $30,000 each calendar year during the Term as a non-accountable expense allowance.

(c) Automobile. To perform the services under this Agreement, Employee will require the use of a suitable automobile, and Employer shall supply Employee with an automobile of Employee’s choice at a cost to Employer of no more than $650 per month. In the event that a Severance Payment (as defined in Section 7(c) of this Agreement) shall become due and payable under Section 7(c) of this Agreement, Employer shall make a lump sum payment to Employee, payable no earlier than the date that is six (6) months after termination of his employment, equal to the maximum amount of lease payments payable under this first sentence of this Section 4(c) from the date of termination through the end of the second calendar year following the calendar year in which Employee’s employment is terminated.

(d) Benefit Plans.

(i) Medical, Dental and Pension Benefits. Employee shall receive such incidental benefits of employment, such as medical and dental insurance, and pension plan participation as are provided generally to Employer’s other executive officers. Without limiting the foregoing, Employer shall pay (or reimburse Employee for the amounts Employee is required to pay) for health insurance in accordance with the terms of Employer’s cafeteria plan under Section 125 of the Internal Revenue Code, as amended, not later than two and one-half (2.5) months after the calendar year the amounts are paid.

(ii) Continuation of Salary During Disability. If Employee becomes disabled during the Term because of sickness, physical or mental disability, or for any other reason so that Employee is unable to perform his duties under this Agreement, Employee’s salary will be continued and Employee will be entitled to be reemployed by Employer for a period of twelve (12) months following the onset of the disability. For purposes of Section 7(c), termination will occur at the end of this twelve-month period. These benefits may be provided in whole or in part by a policy of disability insurance.

(iii) Deferred Plans. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not be deemed to have terminated the deferred compensation plan of Employer that became effective in 1992 and the deferred vacation plan of Employer that became effective in 2003, and Employer shall make all contributions to such plans in respect of Employee as required thereby.

(e) Incentive Compensation. In addition to Employee’s compensation as provided in this Agreement, Employer shall pay to Employee incentive compensation for each calendar year during the balance of the Term in an amount equal to 7.5% of Employer’s pre-tax operating income in excess of $5,000,000 for the fiscal year of such Employer ending in such calendar year (“Fiscal Year”), but not in excess of $8,000,000, plus 5% of such income in excess of $8,000,000, but not in excess of $10,000,000, plus 2.5% of any income in excess of $10,000,000, subject to the terms and conditions provided in Section 4(f) of this Agreement; provided, however, that for 2006, Employee shall be entitled to receive 7.5% of Employer’s pre-tax operating income in excess of $2,061,995 for the period from the Effective Date through December 31, 2006, but not in excess of $3,299,191, plus 5% of such income in excess of $3,299,191, but not in excess of $4,123,989, plus 2.5% of any income in excess of $4,123,989, subject to the terms and conditions provided in Section 4(f) of this Agreement.

For this purpose, “pre-tax operating income” shall mean the consolidated earnings of Employer,

before:

(i) deduction of, or allowance or provision for, taxes based on income or loss;

(ii) deduction of, or allowance or provision for, the incentive compensation payable pursuant to this Agreement;

and, excluding:

(iii) the effect of any extraordinary gain or loss;

(iv) the cumulative effect of any change in accounting principles;

(v) the effect of any write-down of goodwill in accordance with SFAS 142; and

(vi) the effect of any gain or loss realized upon the extinguishment of debt.

(f) Computation and Payment of Incentive Compensation. The amount of any incentive compensation which Employee becomes entitled to receive under this Agreement shall be payable as follows: Within 45 days after the end of each of the first three quarters in each Fiscal Year commencing in 2007, Employer shall make an estimated payment of incentive compensation to Employee on the basis of Employer’s unaudited pre-tax operating income in respect of the period from the beginning of the year to the close of such quarter on an annualized basis. Estimated payments shall be made in amounts such that at the end of each of the first three quarters of the Fiscal Year, Employee shall have received an amount equal to fifty percent (50%) of the incentive compensation to which he would be entitled based upon Employer’s pre-tax operating income in respect of the period then ended, after taking into consideration of all prior estimated payments made for such year. On or before March 15 of each year during the Term, the actual amount of incentive compensation, if any, which Employee shall be entitled to receive based upon results for the most recently completed Fiscal Year shall be computed, and the amount by which such incentive compensation exceeds the aggregate estimated payments made for such year shall be paid to Employee. In the event, however, that the aggregate amount of estimated incentive compensation previously paid exceeds the actual incentive compensation to which Employee is entitled, Employee shall promptly repay to Employer the amount of such excess upon receipt of written notice from Employer advising Employee of same.

Notwithstanding anything to the contrary contained in this Agreement, if Employee’s employment under this Agreement terminates on or after January 1, 2007, other than on December 31, Employee shall be entitled to receive incentive compensation for the partial year of his employment, determined as follows: By multiplying the amount of incentive compensation that would have been payable had Employee been employed by Employer for the entire calendar year by a fraction, the numerator of which shall be the number of days Employee was employed during such calendar year and the denominator of which shall be 365. Such partial year incentive compensation shall be payable on or before March 15 of the year following the year in which Employee’s employment has terminated.

In addition, notwithstanding anything to the contrary contained in this Agreement, if Employee’s employment under this Agreement terminates on or prior to December 31, 2006, Employee shall be entitled to receive incentive compensation for 2006 determined as follows: By multiplying the amount of incentive compensation that would have been payable had Employee been employed by Employer through December 31, 2006 by a fraction, the numerator of which shall be the number of days Employee was employed from and after the Effective Date and the denominator of which shall be 153. Such compensation shall be payable on or before March 15, 2007.

(g) Fringe Benefits. Employee shall be entitled to participate in all other fringe benefits generally offered by Employer to its employees during the Term.

5. Employee’s Vacation. Employee shall be entitled to paid vacation annually equal to the greater of (a) five (5) weeks or (b) the period provided in the Company’s vacation policies for similarly situated employees.

6. Confidentiality: Business Opportunities.

(a) Confidentiality of Information. Employee recognizes and acknowledges that the business interests of Employer require a confidential relationship between Employer and Employee and the fullest protection and confidential treatment of the financial data, lists of customers, lists of suppliers, special agreements with suppliers, market information, marketing and/or promotional techniques and methods, pricing information, purchase information, sales policies, employee lists, policy and procedure manuals, books and publications, records, advertising methods or schemes, computer records, trade secrets, know how, plans and programs, sources of supply, and other knowledge of the business of Employer (all of which are hereinafter jointly termed “Confidential Information”) which may in whole or in part be conceived, learned or obtained by Employee in the course of Employee’s employment with Employer. Accordingly, Employee agrees to keep secret and treat as confidential all Confidential Information whether or not copyrightable or patentable, and agrees not to use or aid others in learning of or using any Confidential Information except in the ordinary course of business and in furtherance of Employer’s interests. During the Term and at all times thereafter, except in respect of any disclosure that is consistent with Employer’s business interests:

(i) Employee will not, directly or indirectly, disclose any Confidential Information to others either within or outside of the business of Employer;

(ii) Employee will not make copies of or otherwise disclose the contents of documents containing disclosures of Confidential Information;

(iii) As to documents which are delivered to Employee or which are made available to him as a necessary part of the working relationships and duties of Employee within the business of Employer, Employee will treat such documents confidentially and will treat such documents as proprietary and confidential, not to be reproduced, disclosed or used without appropriate authority of Employer; and

(iv) Employee will not advise others that the information and/or know how included in Confidential Information is known to or used by Employer or Employee.

During the Term and at all times thereafter, Employee will not in any manner disclose or use Confidential Information for Employee’s own account and will not aid, assist or abet others in the use of Confidential Information for their account or benefit, or for the account or benefit of any person or entity other than Employer.

Employee shall have no obligations with respect to Confidential Information which at the time of disclosure is generally available to the public or with respect to which disclosure is required by law.

(b) Confidentiality of Customers. Employee agrees that during the Term and for a period ending two (2) years after termination of Employee’s employment with Employer:

(i) Employee will not, directly or indirectly, make known or divulge names, addresses or any information concerning the customers of Employer existing at the time Employee entered the employ of Employer or of whom Employee learned or with whom Employee became acquainted after entering the employ of Employer, to any person, partnership, firm, company, corporation or other entity; and

(ii) Employee will not, either directly or indirectly, either for himself or for any other person, partnership, firm, company, corporation or other entity, contact, solicit, purchase from, divert, or take away any of the customers of Employer who were contacted, dealt with or solicited by Employee or with whom Employee became acquainted, or of whom Employee learned or obtained information about during the Term or during the previous employment of Employee by Employer or any predecessor in interest.

(c) Non-Interference with Contractual Relationships. Employee agrees that during the Term and for a period ending two (2) years after termination of Employee’s employment with Employer, Employee will not solicit, entice or otherwise induce any employee of Employer to leave the employ of Employer for any reason whatsoever; nor will Employee directly or indirectly aid, assist or abet any other person or entity in soliciting or hiring any employee of Employer, nor will Employee otherwise interfere with any contractual or other business relationships between Employer and its employees. The only exception to this provision is that upon termination Employee may solicit and/or offer employment to and subsequently employ Harry Maccarrone.

(d) Disclosure of Business Opportunities. During the Term, Employee agrees to promptly and fully disclose to Employer, and not to divert to Employee’s own use or benefit or the use or benefit of others, any business opportunities involving any existing or prospective line of business, supplier, product or activity of Employer or any business opportunities which otherwise should rightfully be afforded to Employer.

(e) Remedies. Should a court of competent jurisdiction determine that this Section 6 or any subsection of this Agreement are otherwise unenforceable because one or all of them are vague or over broad, the parties agree that these subsections may and shall be enforced to the maximum extent permitted by law. It is the intent of the parties that each of these subsections be a separate and distinct promise and that unenforceability of any one subsection shall have no effect on the enforceability of another.

Employee agrees that should either party seek to enforce or determine its rights through legal or judicial proceedings because of an act of Employee which Employer believes to be in contravention of this Section 6 (“Covenant”), the Covenant period shall be extended for a time period equal to the period necessary to obtain judicial enforcement of Employer’s rights under this Agreement.

The parties agree that in the event of Employee’s violation of this Section 6 or any subsection thereunder, that the damage to Employer will be irreparable and that money damages will be difficult or impossible to ascertain. Accordingly, in addition to whatever other remedies Employer may have at law or in equity, Employee recognizes and agrees that Employer shall be entitled to a temporary restraining order and a temporary and permanent injunction enjoining and prohibiting any acts not permissible pursuant to this Section 6.

7. Termination of Agreement.

(a) Employer agrees not to terminate this Agreement except for “just cause,” and agrees to promptly give Employee written notice of its belief that acts or events constituting “just cause” exist. Employee has the right to cure within thirty (30) days of Employer’s giving of such notice, the acts, events or conditions which led to Employer’s notice, but only if such acts are capable of being cured. For purposes of this Agreement, “just cause” shall mean: (i) the willful failure or refusal of Employee to implement or follow the reasonable written policies or directions of Employer’s Board of Directors, provided that Employee’s failure or refusal is not based upon Employee’s belief in good faith, as expressed to Employer in writing, that the implementation thereof would be unlawful; (ii) embezzlement; (iii) material violation of any of Employee’s covenants or agreements set forth in this Agreement due to Employee’s willfulness or gross negligence; and (iv) conviction of Employee of a felony arising from an act or acts which result in material harm to Employer; provided, however, that after a Change of Control, “just cause” shall only mean the events described in clauses (ii), (iii) and (iv) of this sentence.

(b) The employment of Employee shall automatically terminate upon the death of Employee. Upon such termination, Employee’s estate shall receive only such amounts as are earned and due to Employee under this Agreement as the result of Employee’s activities prior to Employee’s death, and thereafter Employer shall owe no further consideration or compensation to Employee or to Employee’s estate.

(c) Employer agrees that if prior to any change in the ownership or effective control of COMFORCE, or in the ownership of a substantial portion of the assets of COMFORCE (as described in the regulations under section 409A of the Code) (“Change of Control”), Employer gives notice of termination pursuant to Section 2 that this Agreement will not be extended, Employee will be entitled to full compensation, including incentive compensation as set forth below (the “Severance Payment”), which shall be paid no earlier than the date that is six (6) months following the date of termination, and shall include participation in all benefit programs set forth in Section 4 of this Agreement, subject to the provisions of such Section 4, for one (1) year (except that reimbursement for the costs of COBRA (as hereinafter defined) or health insurance shall be for the period described below). In the event Employee becomes entitled to receive such Severance Payment, the incentive compensation provided for in Section 4(e) shall be amended to the highest amount of cash bonus and incentive compensation paid to Employee in any one (1) year during the three (3) years prior to such notice of termination. Employer agrees to reimburse Employee for Employee’s cost of COBRA coverage if such coverage is: both available; and elected by Employee, which coverage shall be continued for the period through the end of the second calendar year following the calendar year in which Employee’s employment is terminated. If such COBRA coverage is not available for all or any part of such period, then Employer shall reimburse Employee for the cost of such other medical insurance that Employee chooses to obtain by paying Employee monthly, for the period set forth above, the lesser of: (x) the cost of such other insurance; or (y) the cost of COBRA insurance had it been available.

Upon the occurrence of a Change of Control:

(i) Employer will make a lump sum cash payment to Employee on the date of the Change of Control, equal to 300% of the aggregate of following:

(A) the sum of: (x) Employee’s then-current annual base salary; plus (y) the highest amount of cash bonus and incentive compensation paid to Employee in any one (1) year during the three (3) calendar years immediately prior to the Change of Control;

(B) the annual cost to Employer of any benefits, other than those provided for by Section 4(d) of this Agreement, then provided to Employee, and

(C) the amount contributed by Employer on behalf of Employee for the calendar year ending immediately prior to the termination, without duplication of amounts accounted for under clauses (A) or (B) of this subsection, to any pension, deferred compensation, retirement or similar plan of Employer, but excluding any pay-outs to Employee under any such plan.

(ii) Employer will reimburse Employee for any and all legal and professional fees and expenses reasonably incurred by Employee, including without limitation all fees and expenses incurred in connection with efforts to enforce the provisions of this Agreement, which reimbursement shall be paid promptly but in no event more than two and one-half (2.5) months following the calendar year in which a final determination is made that Employee is entitled to reimbursement.

(iii) Employer will make a lump sum cash payment to Employee on the date of the Change of Control equal to the fair market value of any automobile leased by it for the benefit of Employee, or shall transfer title thereto to Employee, free and clear of any liens.

All compensation received by Employee pursuant to this subsection is collectively referred to in this Agreement as “Change of Control Payments.”

(d) In the event that Employee becomes entitled to a Change of Control Payment, then, if any of the Change of Control Payment will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, Employer shall pay to Employee promptly but in no event later than two and one-half (2.5) months following the calendar year in which a final determination is made that the Excise Tax is due, an additional amount (the “Gross-Up Payment”) such that the net amount retained by Employee, after deduction of Excise Tax on the Change of Control Payment and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section, shall be equal to the Change of Control Payment. For purposes of determining whether any of the Severance Payment will be subject to the Excise Tax and the amount of such Excise Tax,

(i) any other payments or benefits received or to be received by Employee in connection with the Change of Control of Employer or the termination of Employee’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Employer, any person whose actions result in a Change of Control or any person affiliated with Employer or such person) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by Employer and acceptable to Employee such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code;

(ii) the amount of Change of Control Payment which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Change of Control Payment or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) and (4) after applying clause (i) above; and

(iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by Employer’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(iv) For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality that imposes such tax on the date of termination of Employee’s employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account under this Agreement at the time of the termination of Employee’s employment, Employee shall repay to Employer at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account under this Agreement at the time of the termination of Employee’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Employer shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

(e) If Employee shall voluntarily cease his employment with Employer for any reason prior to a Change of Control, all compensation and benefits payable to Employee under this Agreement shall thereupon, without further writing or act, cease, lapse and be terminated; provided, however, that Employee may continue to receive benefits under any group health care insurance plan, at Employee’s expense, to the extent required by the Consolidated Omnibus Budget Reconciliation Act of 1985. This Section 7(e) does not affect any rights of Employee under any stock option agreements with Employer.

(f) In the event of the Bankruptcy (as defined below) of COMFORCE or COI, Employee may at his option cease his employment under this Agreement, whereupon all of the obligations of the parties hereto shall be terminated. For purposes of this Agreement, “Bankruptcy” shall mean with respect to COMFORCE or COI, (i) the entry of a decree or order for relief of COMFORCE or COI by a court of competent jurisdiction in any involuntary case involving COMFORCE or COI under any bankruptcy, insolvency or other similar law now or hereafter in effect; (ii) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent for COMFORCE or COI or for any substantial part of COMFORCE or COI’s assets or property; (iii) the filing with respect to COMFORCE or COI of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of two and one-half (2.5) months or which is dismissed or suspended pursuant to Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law); (iv) the commencement by COMFORCE or COI of a voluntary case under any bankruptcy, insolvency or other similar law now or hereafter in effect; (v) the consent by COMFORCE or COI to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent for COMFORCE or COI or for any substantial part of COMFORCE or COI’s assets or property; or (vi) the making by COMFORCE or COI of any general assignment for the benefit of creditors.

(g) In the event that Employee terminates his employment with Employer prior to a Change of Control as a result of a material breach by Employer of its obligations under this Agreement, which breach, if it is capable of being cured, has not been cured within 30 days following receipt of written notice of such breach from Employee to Employer (such notice and opportunity to cure to apply only if such breach is capable of being cured), such termination shall be deemed for all purposes of this Agreement as a termination of Employee’s employment by Employer without “just cause”.

8. Indemnification and Insurance.

In the event that during or after the Term, Employee is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he is or was a director or officer, employee or agent of or is or was serving at the request of Employer as a director or officer, employee or agent or another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, Employee shall be indemnified and held harmless by Employer to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits Employer to provide broader indemnification rights than said law permitted Employer to provide prior to such amendment) against all expenses, liabilities and losses (including attorneys fees, judgments, fines ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Employee in connection therewith. Such right shall be a contract right and shall include the right to be paid by Employer expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by Employee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by Employee while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding will be made only upon delivery to Employer of an undertaking, by or on behalf of Employee, to repay all amounts to so advanced if it should be determined ultimately that Employee is not entitled to be indemnified under this section or otherwise.

Promptly after receipt by Employee of notice of the commencement of any Proceeding for which Employee may be entitled to be indemnified, Employee shall notify Employer in writing of the commencement thereof (but the failure to notify Employer shall not relieve it from any liability which it may have under this Section 8 unless and to the extent that it has been prejudiced in a material respect by such failure or from the forfeiture of substantial rights and defenses). If any such action, suit or proceeding is brought against Employee and he notifies Employer of the commencement thereof, Employer will be entitled to participate therein, and, to the extent it may elect by written notice delivered to Employee promptly after receiving the aforesaid notice from Employee, to assume the defense thereof with counsel reasonably satisfactory to Employee, which may be the same counsel as counsel to Employer. Notwithstanding the foregoing, Employee shall have the right to employ his own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Employee unless: (i) the employment of such counsel shall have been authorized in writing by Employer; (ii) Employer shall not have employed counsel reasonably satisfactory to Employee to take charge of the defense of such action within a reasonable time after notice of commencement of the action; or (iii) Employee shall have reasonably concluded, after consultation with counsel to Employee, that a conflict of interest exists which makes representation by counsel chosen by Employer not advisable (in which case Employer shall not have the right to direct the defense of such action on behalf of Employee), in any of which events such fees and expenses of one additional counsel shall be borne by Employer. Anything in this Section 8 to the contrary notwithstanding, Employer shall not be liable for any settlement of any claim or action effected without its written consent.

Employer agrees that it will maintain Directors and Officers Insurance during the Term and for a period of three (3) years thereafter covering Employee and the other officers and directors of Employer in the amount of not less than Ten Million Dollars ($10,000,000). In the event that such Directors and Officers Insurance is not commercially available to Employer, Employer will create a self-insurance reserve for all liabilities which would otherwise be covered by Directors and Officers Insurance in the amount of Ten Million Dollars ($10,000,000), which reserve shall be maintained in a separate escrow account and used exclusively for payment of liabilities, judgments, settlements or claims against officers and directors of Employer, including Employee, which would otherwise have been the subject of Directors and Officers Insurance.

In no event may any payment be made to Employee in respect of Employer’s obligation to indemnify Employee pursuant to this Section 8, whether payable under any insurance policy or reserve or from any other source of funds available to Employer, later than two and one-half (2.5) months following the calendar year in which a final determination is made that Employee is entitled to indemnification.

9. Effect of Reorganization.

If Employer is at any time before or after a Change of Control merged or consolidated into or with any other corporation or other entity (whether or not Employer is surviving entity), or if substantially all of the assets thereof are transferred to another corporation or other entity, the provisions of this Agreement will be binding upon and inure to the benefit of the corporation or other entity resulting from such merger or consolidation or the acquirer of such assets, voting power or control, and this Section 9 will apply in the event of any subsequent merger or consolidation or transfer of assets.

In the event of any merger, consolidation, or sale of assets described above, nothing contained in this Agreement will detract from or otherwise limit Employee’s right to participate or privilege of participation in any stock option or purchase plan or any bonus, profit sharing, pension, group insurance, hospitalization, or other incentive or benefit plan or arrangement which may be or become applicable to executives of the corporation or other entity resulting from such merger or consolidation or the corporation or other entity acquiring such assets of Employer.

In the event of any merger, consolidation or sale of assets described above, references to Employer in this Agreement shall unless the context suggests otherwise be deemed to include the entity resulting from such merger or consolidation or the acquirer of such assets.

10. No Duty to Mitigate.

There shall be no requirement on the part of Employee to seek other employment or otherwise mitigate damages in order to be entitled to the full amount of any payments and benefits to which Employee is entitled under this Agreement, and the amount of such payments and benefits shall not be reduced by any compensation or benefits received by Employee from other employment.

11. Miscellaneous.

(a) All notice under this Agreement to the parties hereto shall be in writing sent by certified or registered mail, return receipt requested, postage prepaid, or by telegram, telex or telecopy, addressed to the respective parties at the following addresses:

EMPLOYER:	COMFORCE Corporation
415 Crossways Park Drive
Woodbury, NY 11797

EMPLOYEE:	John Fanning
c/o COMFORCE Corporation
301 Yamato Road, Suite 4160
Boca Raton, Florida 33431

Any party may, by written notice complying with the requirements of this section, specify another or different person or address for the purpose of notification under this Agreement. All notices shall be deemed to have been given and received on the next day following the sending of such telegram, telex or telecopy, or if mailed, on the third business day following such mailing.

(b) If Employer fails to timely make any payment to Employee that is required to be made under this Agreement, the amount not timely paid shall bear interest from the date it is due under this Agreement until paid at the per annum rate equal to 3.0% per annum in excess of the rate published in The Wall Street Journal as the prime lending rate, as the same may be modified from time to time. All payments required to be made by Employer under this Agreement to Employee or his dependents, beneficiaries, or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

(c) This Agreement contains the entire and only agreement of the parties hereto respecting the matters set forth in this Agreement, supersedes all prior agreements and understandings between the parties hereto regarding the matters hereby contemplated, and may not be changed or terminated orally, nor shall any change, termination or attempted waiver of any of the provisions contained in this Agreement be binding unless in writing and signed by the party against whom the same is sought to be enforced, nor shall this section itself be waived orally. This Agreement may be amended only by a written instrument duly executed by or on behalf of the parties hereto.

(d) This Agreement and all of its provisions, rights and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors. This Agreement may be assigned by Employer to any person, firm or corporation or other entity which shall become the owner of substantially all of the assets of Employer or which shall succeed to the business of Employer; provided, however, that in the event of any such assignment Employer shall obtain an instrument in writing from the assignee in which such assignee assumes the obligations of Employer under this Agreement and shall deliver an executed copy thereof to Employee.

(e) This Agreement shall be construed and enforced according to, and the rights and obligations of the parties shall be governed in all respects by, the laws of the State of New York. Should any action be brought to interpret or enforce the terms of this Agreement, the prevailing party shall be awarded costs and reasonable attorneys’ fees.

(f) Any controversy, dispute or claim arising out of or relating to this Agreement, or the breach of this Agreement, shall at the option of Employee be resolved by (i) arbitration in accordance with the then current rules of the American Arbitration Association and all findings of fact by the arbitrators shall be conclusive and binding on the parties or (ii) litigation before a federal or state court of competent jurisdiction located in the State of New York. If Employee elects to have the matter resolved by arbitration, the controversy or claim shall be submitted to the American Arbitration Association through its New York, New York office, and the hearing of such dispute will be held in New York, New York. The decision of the arbitrator(s) will be final and binding on all parties to the arbitration and said decision may be filed as a final judgment in any court.

(g) The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way affect the interpretation of any of the terms or conditions of this Agreement.

(h) If any provision or part thereof of this Agreement for any reason shall be validly held by an official body to be invalid or unenforceable, the valid and enforceable provisions or parts thereof shall continue to be given effect and bind Employer and Employee.

(i) Employer shall pay Employee’s reasonable legal and professional fees and expenses incurred in connection with the negotiation of this Agreement.

(j) No right or interest to or in any payments or benefits under this Agreement shall be assignable by Employee; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right under this Agreement to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term “beneficiaries” as used in this Agreement shall mean a beneficiary or beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designated, the legal representative of Employee’s estate.

(k) No right, benefit, or interest under this Agreement, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy, or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void, and of no effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above mentioned.

COMFORCE CORPORATION

By:
Its:

COMFORCE OPERATING, INC.

By:
Its:

EMPLOYEE

John C. Fanning